Exhibit 99.1

FOR IMMEDIATE RELEASE on January 26, 2007

MANAGEMENT CHANGE AT TREND MINING COMPANY

Denver, CO-Trend Mining Company (OTC-TRDM.OB, www.trendmining.com) announces:

Mr. Thomas A. Loucks has resigned as President, CEO, and Director of Trend, effective January 31, 2007, in order to focus on demanding family affairs.

The Board of Directors regrets this decision. Mr. Loucks has been instrumental in redirecting Trend’s corporate strategy, and the hallmarks of his efforts are manifested by the cash flowing royalty on the Andacollo gold mine in Chile, the tremendous potential of the Diabase Peninsula uranium venture, and the efforts to define a mineral resource at the Mouat copper-nickel project at Stillwater, Montana. The Board of Directors thanks him for his valuable services to the company and wishes him the best.

Dr. Ishiung Wu, Trend’s Chairman, shall assume Mr. Loucks’s positions on an interim basis.

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of base and precious metals and uranium. Trend's properties include its royalty interest in the Andacollo gold mine in Chile, along with a compelling portfolio of PGM, base metal, and uranium exploration projects in the United States and Canada. Trend stock trades on the OTC Bulletin Board (TRDM.OB).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

For further information, contact:	Ishiung Wu, Director -	775-376-2356

	John Ryan, Director -	843-263-1169